Exhibit 10.10

PDF Solutions Semiconductor Technology Korea Limited 4th Floor, Room 406, U-Space2A 670, Daewang Pangyo-ro, Bundang-gu

Seongnam-si, Gyeonggi-do, Republic of Korea 463-400

February 26, 2016

KwangHyun Kim
Seoul, Korea

Dear KH,

On behalf of PDF Solutions Semiconductor Technology Korea Limited (“PDF” or the “Company”), with its registered office at 4th floor Room 406, U-Space 2A, 670 Daewang Pagnyo-ro, Bundang-gu Seongnam-si, Gyeonggi-do Republic of Korea, I am pleased to extend to you this offer of employment.

This offer of employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

1.

Position/Start Date/Term: You will be “V.P. Business Development” for the Company commencing on February 24, 2016 (the “Start Date”). In this capacity, you will report to John Kibarian, Director (CEO, PDF Solutions, Inc.). You will be based in PDF’s Location in Gyeonggi-Do, Korea. You will perform you duties and such other duties as may be assigned to you from time to time by the Company. You agree that the Company may change your title and/or transfer your work place and work assignment as necessary according to business needs.

2.

Compensation: Commencing on February 24, 2016, your annual base salary will be the equivalent of $267,500 USD (approximately 332,658,547 KRW or its equivalent exchange rate as set on or around May 1st each year, when any future increases are contemplated). You will be paid once a month on the 25th day of the month. In the event the 25th day falls on a non-working day, the salary shall be paid on the preceding workday. If you have worked for less than the full calendar month, your salary shall be adjusted on a pro rated basis. Upon paying your salary, the Company will withhold income tax according to the requirements of Korea’s Income Tax Law. You fully understand and agree that the above salary is intended to be a comprehensive salary, including basic salary (for statutory working time) and entitlement to overtime and holiday work compensation. In this regard, it is specified that compensation for twelve (12) hours of your overtime/holiday work hours per week shall be included in your monthly salary above.

Mr. KwangHyun Kim

February 26, 2016

3.	Benefits: Your employment benefits, subject to change by the Company, will include the following:

a.

Contribution to requisite social insurances including national medical insurance (50% employee premium portion), industrial injury compensation insurance, national pension (50% employee premium portion) and unemployment insurance (employee premium as required).

b.

Annual vacation of one (1) day per each completed month of service if you worked for less than one (1) year and any additional annual vacation in accordance with the Korean Labor Standard Act (“KLSA”).

c.	Sick leave up to two (2) weeks per year (or ten (10) working days).

d.

Reimbursement for the expense of a “company” car (reasonable make/model and average mileage allowance and other terms) during your employment with the Company. For the avoidance of doubt, reimbursed expenses will include down payment, monthly fee, gas and maintenance for such car.

e.	Any other benefits as provided for fixed-term employees under the Company’s Rules of Employment.

4.     Working Hours: Working hours shall be from 9:00 A.M. to 6:00 P.M., Monday through Friday, with a lunch-time recess period from 12:00 P.M. to 1:00 P.M. The Company shall be closed on a weekly day off, Saturdays, and Korean government holidays and Labor Day.

5.     Exclusive employment: You agree that you will not accept any other employment directly or indirectly engage in any other type of activity that could be construed as employment during the term of employment by the Company unless otherwise stipulated in this Employment Agreement and with a written permission issued by the Company.

6.     Performance Bonus: For achieving performance objectives in each year of your employment, you shall be eligible for an annual target incentive bonus as determined by the Company’s Compensation Committee of the Board of Directors (“Annual Target Bonus”). Your Annual Target Bonus will be paid to you each year of your employment as applicable in accordance with the Company’s regular executive incentive bonus program payout practices provided that you are an employee at the time of such payment. Bonus payments under this Section 6 will be subject to applicable withholding taxes required by local Korean law.

Mr. KwangHyun Kim

February 26, 2016

7.   Confidentiality of Terms: You agree to abide by the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Employment Agreement, regarding salary, bonuses, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

8.     Termination: The Company may terminate this Employment Agreement in accordance with the applicable law by giving you thirty (30) days in advance notice or payment of thirty (30) days’ ordinary wage in lieu thereof; provided, however, that if you commit material breaches of this Employment Agreement and/or other Company regulations, the Company may terminate the Employment Agreement without giving you any advance notice or payment in lieu thereof.

9.     General Terms: This Employment Agreement shall be governed by the laws of the Republic of Korea. If any of the terms of this Employment Agreements be declared unenforceable by any court of competent jurisdiction, such term or terms shall be deemed null and void. All remaining terms shall remain in full force and effect. This Employment Agreement shall be in English language, which shall prevail over any translation thereof.

Please confirm your acceptance of this Employment Agreement by signing and returning to Ms. Gail Shih (gail.shih@pdf.com) the enclosed duplicate copy.

This offer expires on March 2, 2016 if a scanned copy of the signed (accepted) offer is not received by us on or prior to such date.

Very truly yours,

/s/ John Kibarian

John Kibarian
Representative Director

Mr. KwangHyun Kim

February 26, 2016

 ACKNOWLEDGMENT & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term, or a specified period of time. I understand that my employment is voluntary, and can be terminated either by me or by the Company in accordance with the Korean Labor Standards Act and/or any of the Company’s regulations and policies, including the Rules of Employment. The Employment Agreement supersedes all prior representations or agreements, whether written or oral. This Employment Agreement may not be modified or amended except by a written agreement, signed by the Company and me.

AGREED TO AND ACCEPTED BY:

Signature: /s/KwangHyun Kim

Name: KwangHyun Kim

Date: March 2, 2016